UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 24, 2005

Franklin Electronic Publishers, Incorporated

(Exact name of registrant as specified in its charter)

Pennsylvania	1-14841	22-2476703
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Franklin Plaza, Burlington, New Jersey	08016-4907
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (609)386-2500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 8.01. OTHER EVENTS

On August 24, 2005, the Registrant held its Annual Meeting of shareholders. At the Annual Meeting, shareholders of the Registrant reelected Edward H. Cohen, Barry J. Lipsky, Leonard M. Lodish, James Meister, Howard L. Morgan, Jerry R. Schubel, James H. Simons and William H. Turner to serve as directors of the Registrant for a term of one year, approved the adoption of the 2005 Stock Option Plan and 2005 Restricted Stock Plan and ratified the selection of Radin, Glass & Co., LLP as the independent auditors of the Registrant for the fiscal year ending March 31, 2006.

At a meeting of the Board of Directors (the “Board”) of the Registrant following the Annual Meeting, James H. Simons submitted his resignation as Chairman of the Board, which was accepted by the Board, and the Board elected Howard L. Morgan to serve as the Chairman of the Board.

Howard L. Morgan is President and Founder of the Arca Group, Inc., a consulting and venture capital investment firm specializing in the areas of computer and communication technologies, a partner in First Round Capital, an early stage venture fund, and a Director of Idealab, a California corporation that creates and operates pioneering technology companies. He has over 30 years of experience with more than fifty high-tech entrepreneurial ventures. Howard was Professor of Decision Sciences at the Wharton School of the University of Pennsylvania and Professor of Computer Science at the Moore School at the University of Pennsylvania for almost 15 years. He serves on the boards of a number of companies including Segue Software (NASD:SEGU) and is a respected author. He received the Entrepreneur of the Year Award in 1997. Howard received his Ph.D. in operations research from Cornell University and his B.S. from the City University of New York.

The Registrant and the Board of Directors would like to thank Mr. Simons for his unstinting support, personally, professionally and financially over the last 24 years during which he was a member of the Board. Mr. Simons served as Chairman of the Board for the past eight years. He will remain a member of the Board of Directors of the Registrant.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Franklin Electronic Publishers, Incorporated

Date: September 8, 2005	By:	/s/ Arnold D. Levitt
	Name:	Arnold D. Levitt
	Title:	Senior Vice President,
Chief Financial Officer